EXHIBIT 18

May 13, 2021
Pfizer Inc.
New York, New York
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Pfizer Inc. and Subsidiary Companies (the Company) for the three months ended April 4, 2021, and have read the Company's statements contained in Note 1C to the condensed consolidated financial statements included therein. As stated in Note 1C, the Company changed its method of accounting for pension and postretirement plans to immediately recognize actuarial gains and losses in the consolidated statements of income and states that the newly adopted accounting principle is preferable in the circumstances because it provides improved transparency of results and performance, better alignment with fair value accounting principles and a better reflection of current economic and interest rate trends on plan investments and assumptions and the actuarial impact of plan remeasurements. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2020, nor have we audited the information set forth in the aforementioned Note 1C to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP
New York, New York